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                                                                     EXHIBIT 5.1



                                  May 10, 1996



Q Clubs Inc.


395 Springside Drive


Akron, Ohio 44333



                     Re:  2,300,000 Shares of Common Stock, par


                         value $0.01 per share, of Q Clubs Inc.


                         to Be Offered Through Underwriters



Gentlemen:



     We are acting as counsel for Q Clubs Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale of up to 2,300,000 shares (including 300,000 shares which may be sold pursuant to an over-allotment option granted by the Company to the Underwriters) of Common Stock, par value $0.01 per share, of the Company (the "Shares") in accordance with the terms and conditions of an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, Morgan Keegan & Company and Rauscher Pierce Refsnes, Inc., as representatives of the Underwriters named therein (the "Underwriters") with respect to the Shares.



     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that, subject to the approval by the Company's stockholders and Board of Directors of the Amendment to the Company's Certificate of Incorporation (the "Certificate") as contemplated by the Prospectus (as defined below) on file with the Securities and Exchange Commission as of the date hereof and the filing of the Amendment to the Certificate with the Secretary of State of the State of Delaware and effectiveness thereof, and to the due authorization of the specified terms of sale of the Shares by the Board of Directors of the Company or an authorized committee thereof:



     The Shares will be duly authorized and, when issued and delivered by the Company to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein (and provided payment of consideration received by the Company is at least equal to the par value of such Shares), will be validly issued, fully paid and nonassessable.



     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (Registration File No. 333-3216) filed by the Company to effect the registration of the Shares under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.



                                          Very truly yours,



                                          Jones, Day, Reavis & Pogue